Exhibit 10.6

Execution Version

HORIZON TRUCK & TRAILER, LLC

REPAIR & MAINTENANCE SUBSCRIPTION PLAN

This Repair and Maintenance Subscription Plan, including all attached schedules hereto (collectively, this “Agreement”) is entered into as of October 1, 2024 by and between HORIZON TRUCK & TRAILER, LLC, a Texas limited liability company with its principal place of business at 5220 Spring Valley Road, Suite 520, Dallas, Texas 75254, or their designated agents or affiliates (“Provider”), and the Subscriber who signs Schedule A hereto (“Subscriber”), being a natural person or entity having its principal place of business as set forth below the Subscriber’s signature block of this Agreement. Provider and Subscriber may be referred to herein individually as a “Party” or collectively as the “Parties”. Provider and Subscriber agree as follows:

1. PREAMBLE. Provider does hereby agree to maintain and repair, or cause to be maintained and repaired, as set forth in Section 2, the vehicle(s) and equipment owned or leased by the Subscriber and described on Schedule A (“Covered Vehicles”) attached hereto and made a part hereof, subject to the terms and provision of this Agreement.

2. SERVICES AND PARTS PROVIDED. Provider hereby covenants and agrees to repair and maintain the Covered Vehicles as follows, subject to the terms and provisions of this Agreement:

2(a). Tires. Shall have sound casings capable of carrying its rated load capacity. Steer axle tires are to be original, matched tread, with 8/32 inch remaining tread depth on all tires. Rear axle to be original, matched tread with 8/32 inch remaining tread depth;

2(b). Body. Shall have no dented or punctured panels (including fuel tanks) and no other damage that costs more than two hundred fifty dollars ($250) to repair. All bodies that have been damaged, rusted or abused must be repaired to original condition, less normal wear and tear. There will be no sheet metal damage including paint and rust on cab, bumper, grill, fuel tanks and attachments to the cab including sleeper boxes, airings, and cab extenders. Frame, crossmembers, springs, axles, axle housings and wheels will be free from cracks, breaks or bends. When included, lift gates will be operable and refrigeration equipment must operate to original designed temperature capacity;

2(c). Interiors (Tractor Only). Shall be clean, shall have no tears, odors, burns, damage to seats, seat backs, dashes, headliners, door panels or carpeting, original radio and other original equipment to be in place. Gauges and all other operative parts and accessories shall be in working order;

2(d). Engines (Tractor Only). Shall be mechanically sound, carry manufacturer’s recommended oil pressure, have no excessive blow by, no water and/or oil leakage, and have no cracked heads or blocks. Transmission and differentials shall have no seal leakage (including wheel seals - steer and drive axles), shall be operable as originally provided to customer, shall have no excessive gear noise. Lessee will furnish electronic engine ECM codes upon request;

2(e). Drive Train Components (Tractor Only). Equipment will be “ROADWORTHY”, capable of operating as originally designed; this specifically includes, but is not limited to, engines, transmissions, axles and allied equipment (i.e. heater/AC system);

2(f). Glass (Tractor Only). Windshield shall not be pitted, chipped or cracked that would fail DOT inspection. Windows and mirrors shall not be broken or cracked, including bulls-eyes or fractures, and all window operating mechanisms shall be operable;

2(g). Electrical. Batteries, starters, alternators, etc. shall be operable. Charging system will be operating and batteries will start Equipment under its own power with no dead cells or cracked cases. Lights and wiring shall be operable with no broken sealed beams, lenses, etc. Heaters and air conditioning systems shall be operable;

2(h). Factory Equipment & In Service Equipment. Factory-installed equipment and any equipment installed in Equipment prior to operations shall be intact and operable. Includes fifth wheel, mudflaps, airfoils, safety equipment, chain boxes, etc.;

2(i). Chrome & Bright Metal Trim. Bumpers, grab handles, wheel hub caps, grills, etc. originally on unit at time of roadworthiness shall be free from damage and scrapes;

2(j). Brakes. Shoes shall have a minimum of 25% wear left; and

2(k). DOT Standards. The Covered Vehicles shall pass a complete U.S. Department of Transportation (“DOT”) annual inspection.

2(l). Scheduled Maintenance. Subscriber covenants and agrees that it shall timely deliver the Covered Vehicles for the following scheduled maintenance, and Provider shall provide or cause to be provided such scheduled maintenance, as required by the following Preventive Maintenance Schedule (unless differently provided in Schedule A):

Repair & Maintenance Subscription Plan	Rev. 09/09/2024

REQUIRED MAINTENANCE ITEM	TRACTOR			TRAILER
	Daily	Monthly	Every	Daily	Every
Inspect & Repair Oil Level	X
Inspect & Repair Radiator Fan/Hub/Fluid Level	X
Inspect & Repair Water Pump/Hose/Belt	X
Inspect & Repair Steering Fluid/Hose/Belt/Linkage	X
Inspect & Repair Air Compressor/Hose/Belt	X
Inspect & Repair Alternator/Belt	X
Inspect & Repair/Replace/Secure Fire Extinguisher	X
Inspect & Repair Emergency Triangles/Extra Fuses	X
Inspect & Repair Clutch/Clutch Travel	X
Inspect & Repair Gauges	X
Inspect & Repair Engine Operating Temperature	X
Inspect & Repair Oil Pressure	X
Inspect & Repair Ampmeter/Voltmeter	X
Inspect & Repair Steering Play	X
Inspect & Repair Wipers/Washers	X
Inspect & Repair Air Filter Indicator/Air Filter	X
Inspect & Repair Horn	X
Inspect & Repair Heater/Defroster	X
Inspect & Repair Turn Signals/Flasher	X			X
Inspect & Repair Brake Lights	X			X
Inspect & Repair License Plate Light	X			X
Inspect & Repair ABS System/Indicator Light	X			X
Inspect & Repair Exhaust System	X
Inspect & Repair Headlights/High & Low Beam	X
Inspect & Repair/Replace/Inflate Tires	X			X
Inspect & Repair Wheel Seals	X			X
Inspect & Repair Rims/Lug Nuts	X			X
Inspect & Repair Slack Adjusters	X			X
Inspect & Repair Brake pads and Drums	X			X
Inspect & Repair Brake Chamber	X			X
Inspect & Repair Brake Hoses and Air Lines	X			X
Inspect & Repair Springs/Mounts	X			X

Repair & Maintenance Subscription Plan	Rev. 09/09/2024

REQUIRED MAINTENANCE ITEM	TRACTOR			TRAILER
	Daily	Monthly	Every	Daily	Every
Inspect & Repair Suspension System Air Lines/Bags	X			X
Inspect & Repair Shock Absorbers	X			X
Inspect & Repair Reflectors/Reflective Tape	X			X
Inspect & Repair Mud Flaps/Brackets	X			X
Inspect & Repair Windows/Mirrors/Brackets	X			X
Inspect & Repair Drive Shaft/Transmission	X
Inspect & Repair Coupling System Mounting Bolts	X			X
Inspect & Repair Coupling System Safety Latch/Locking Jaw	X
Inspect & Repair Coupling System Platform/Frame	X
Inspect & Repair Coupling System Release Arm	X
Inspect & Repair Coupling System Kingpin/Apron Gap	X			X
Inspect & Repair Air Line/Electric Connection to Trailer	X
Inspect & Repair Catwalk/Frame/Centrifuge Mount	X
Inspect & Repair Air Tanks/Mount/Drain Water	X
Inspect & Repair Batteries/Cover	X
Inspect & Repair DEF/Fuel Tanks/Caps	X
Inspect & Repair Loading/Unloading Hoses/Connections	X
Inspect & Repair Centrifuge	X
Inspect & Update Permit Book/Required Stickers		X
Lubricate all lube points		X			Month
Lubricate 5th Wheel		X
Test AntiFreeze to -40 Degrees			25,000 miles
Clean Air Filter			25,000 miles
Change Air Filter			50,000 miles
Replace Coolant Filter			25,000 miles
Replace Fuel Filters			25,000 miles
Inspect & Repair Wheel Bearings			25,000 miles
Change Oil/Oil Filter			15,000 miles
Inspect and Repair Gear Oil			25,000 miles
Inspect & Document NALCO Level PPM			25,000 miles
Drain and Replace Steering Fluid/Filter			Year
Change Air Dryer Cartridge			360,000 miles
DOT Annual Inspection			180 days

Repair & Maintenance Subscription Plan	Rev. 09/09/2024

3. SUBSCRIBER’S OBLIGATIONS. Subscriber hereby covenants and agrees, in accordance with the terms and provisions of this Agreement:

3(a). All services to be furnished hereunder shall, except as otherwise specifically provided for herein, be performed at Provider’s designated maintenance facilities and Subscriber agrees to return each Covered Vehicle to any said maintenance facility for a minimum of eight (8) hours per week or at such other intervals as the parties may determine for service, inspection, adjustments and repairs.

3(b). Subscriber agrees that it will not neglect Covered Vehicles and will ensure that its drivers will not operate any Covered Vehicles in such manner as to cause undue vehicle wear and tear, including, but not limited to operating any vehicle on any tire which does not contain sufficient air pressure to prevent damage to the sidewalls thereof or any improper driving practice. Subscriber understands and agrees that failure to abide by the foregoing may result in additional charges for maintenance and repair hereunder. Provider is not and shall not be responsible for costs and expenses associated with repair, maintenance, services and goods provided at facilities not approved or designated in advance by Provider.

3(c). Subscriber agrees to pay Provider for any additional charges it may incur for failure to operate pursuant to paragraph 3(b), no later than thirty (30) calendar days after such services are invoiced by Provider.

3(d). Subscriber will furnish and/or assign Provider all manufacturers’ warranties applicable to Subscriber’s Covered Vehicles and diligently assist in obtaining the benefits of such warranties as shall be requested by Provider.

3(e). Mileage shall be determined from odometer and/or hub odometer readings. If the odometer and/or hub odometer fails to function, the mileage for the period in which the failure existed shall be determined by (in Provider’s sole judgment) the best available method (e.g., trip records or average miles per gallon record for a prior period). Odometer and/or hub odometer failure shall be promptly reported by Subscriber in writing to Provider.

3(f). Subscriber herein expressly grants permission to Provider to drive and/or road test any and all vehicles hereunder as Provider deems necessary from time to time.

3(g). Indemnification. Subscriber shall indemnify and hold Provider harmless from and against (i) any and all claims, causes of action, suits, fines, fees, PENALTIES, losses, damages, LIABILITIES OR EXPENSES (including reasonable attorneys’ fees) ARISING OUT OF death or injury to persons or loss or damage to property arising out of the ownership, use or operation of said vehicles, (ii) any and all claims, causes of action, suits, fines, fees, PENALTIES, losses, damages, LIABILITIES OR EXPENSES (including reasonable attorneys’ fees) arising OUT OF or as a result of any violation by Subscriber of the terms of this Agreement, and (iii) any and all claims, causes of action, suits, fines, fees, PENALTIES, losses, damages, LIABILITIES OR EXPENSES (including reasonable attorneys’ fees) arising out of Subscriber’s negligence, gross negligence or willful misconduct in the care, custody, ownership and operation of the equipment.

4. TERMS AND CONDITIONS OF SUBSCRIPTION PLAN.

4(a). Subscriber hereby authorizes Provider to furnish or install on the vehicle new, renewed or refurbished replacement parts which Provider deems necessary for the proper maintenance and operation of the vehicle(s). Provider shall have the right to remove any part deemed necessary or advisable to maintain the good repair and condition of the vehicle. Provider shall have custody, title to and the right to retain and dispose of any part removed for any purpose. Provider shall not be obligated to repair or replace the detachable accessory equipment, such as, but not limited to, flares, fire extinguishers or tarpaulins.

4(b). Charges may be adjusted or increased semi-annually by up to five percent (5%) on January 1 and July 1 of each calendar year, respectively, and rounded to the nearest whole cent. Each mileage charge shall be rounded to the nearest mill or one-tenth cent.

Repair & Maintenance Subscription Plan	Rev. 09/09/2024

4(c). Notwithstanding anything contained herein to the contrary, Provider’s maintenance and service obligations shall not extend to any maintenance, repair, loss or damage arising out of or related to (i) collision or upset involving the Covered Vehicle regardless of cause or fault, (ii) operation of the vehicle in a reckless or abusive manner, (iii) operation of the vehicle in violation of state or federal law, (iv) operation of the vehicle in excess of manufacturer’s rated gross weight, (v) theft or destruction by fire of a Covered Vehicle, or (iv) Subscriber’s negligence, gross negligence or willful misconduct. Subscriber agrees to promptly effectuate repairs arising out of any of the above conditions subject to the terms and provisions of this paragraph.

4(d). It is expressly understood and agreed that Provider shall not be liable to Subscriber for the loss, damage or disappearance of cargo or any other property belonging to Subscriber or in its custody left in or upon Covered Vehicle at any time or place, including, but not limited to, cargo or property located at any garage operated by Provider. Subscriber shall further indemnify and hold Provider harmless with respect to claims by third persons for such cargo or property.

4(e). Subscriber acknowledges and agrees that the Covered Vehicles is subject to wear and tear and may spend indeterminate periods of time in the shop; indeterminate periods of time out of service; may not be salvageable; or may not be economic to repair. Under such circumstances, in the sole judgment of Provider, Provider may provide substitute equipment to Subscriber on a short-term basis. Such substitute equipment shall be substantially similar in character and roadworthiness to the Covered Vehicles.

5. PRICING AND INVOICING.

5(a). Provider shall invoice Subscriber no later than the tenth (10th) day of the month following the month in which Services were provided hereunder in an amount equal to $100,000.00 per month, to be billed as a monthly retainer creditable against charges incurred pursuant to Section 5(b) below. Retainer payments an all undisputed charges hereunder shall be due and payable no later than the twentieth (20th) day of the month. Notwithstanding the foregoing, on a quarterly basis, the Parties shall review and true-up invoicing for overages and/or shortages in billing based on the rates set forth in Section 5(b) below debited against all retained amounts, with such adjustments to be reflected on the next-in-time invoice hereunder.

5(b). For the goods and services provided in this Agreement, Subscriber shall pay, and hereby authorizes Provider the sum of:

5(b)(1). $115 per hour for labor; and

5(b)(2). All parts shall be sold to be Subscriber on “cost plus ten percent (10%)” basis.

5(c). For purposes of this paragraph, “miles” shall be calculated as miles driven measured in accordance with Section 3(e) hereof.

6. TERM AND TERMINATION.

6(a). The term of this Agreement shall become effective with respect to each vehicle on the later of the dates set forth on Schedule A attached hereto for such vehicle, and shall continue with respect to each said Covered Vehicle until as contemplated below.

6(b). lf a Covered Vehicle is destroyed or so damaged that it cannot, in Provider’s opinion, economically be placed in good working order, this Agreement shall terminate with respect to such vehicle, and the resulting loss shall be borne as provided elsewhere in this Agreement.

6(c). Provider may, at its option and upon prior written notice to Subscriber, terminate this Agreement if:

6(c)(1). Subscriber fails or refuses to deliver said Covered Vehicles to Provider in accordance with the provision of, and for the purposes set forth in paragraph 2 hereof;

6(c)(2). Subscriber fails or refuses to pay any charges when due or promptly perform any other obligation imposed upon it hereunder;

6(c)(3). Provider provides thirty (30) days notice of termination of this Agreement to Subscriber.

Repair & Maintenance Subscription Plan	Rev. 09/09/2024

7. MISCELLANEOUS.

7(a). Force Majeure. With application solely to this Agreement, and except for payment due hereunder, either Party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions, sabotage, strikes and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, disruption or breakdown of supply lines, highways, bridges, or other methods of supply for goods delivered hereunder, or by any other cause, whether similar or not, reasonably beyond the control of such Party. Failure to perform due to events of force majeure shall not extend the term of this Agreement except to the extent necessary to comply with the provisions of this Section. The Party claiming a force majeure situation (the “Claiming Party”) shall take commercially reasonable steps to ameliorate the cause of such force majeure event and enable it to resume performance during the term of this Agreement. Notwithstanding anything to the contrary contained in this Section, an event of force majeure shall be deemed not to occur under any or all of the following circumstances: (i) to the extent the event constituting force majeure was intentionally initiated or intentionally acquiesced to by the Claiming Party for purposes of allowing that Party to claim force majeure; or (ii) if the inability was caused by a Party’s lack of funds.

7(b). Warranties. Notwithstanding anything contained IN THIS AGREEMENT to the contrary, PROVIDER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RELATION TO THE GOODS AND SERVICES PROVIDED HEREUNDER, AND EXPRESSLY DISLCAIMS THE SAME. IN NO EVENT SHALL PROVIDER BE LIABLE TO SUBSCRIBER FOR INCIDENTAL, CONSEQUENTIAL, OR OTHER DAMAGES, INCLUDING, BUT NOT LIMITED TO ATTORNEY’S FEES, EXPENSES OR DAMAGES FOR DELAYS, LOSS OF CARGO, DEATH OR INJURY TO PERSONS, OR DAMAGE OR DESTRUCTION TO PROPERTY.

7(c). Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas, without regard for its rules or provisions regarding conflicts of laws. Venue for any dispute hereunder shall be in a court of competent jurisdiction situated in Dallas County, Texas. The parties hereby knowingly and irrevocably waive all right to demand a trial by jury in any dispute arising out of or relating to this Agreement.

Repair & Maintenance Subscription Plan	Rev. 09/09/2024

The authorized representatives of the Parties hereby execute and enter into this Agreement as of the date first set forth above.

PROVIDER:

HORIZON TRUCK & TRAILER, LLC, a Texas limited liability company

By: JORGAN DEVELOPMENT, LLC, a Louisiana limited liability company, its Manager

By:
Name:	James H. Ballengee
Title:	Manager

SUBSCRIBER:

MERIDIAN EQUIPMENT LEASING, LLC, a Texas limited liability company

By: VIVAKOR ADMINISTRATION, LLC, a Texas limited liability company, its Manager

By:
Name:	Pat Knapp
Title:	EVP, General Counsel & Secretary

Repair & Maintenance Subscription Plan	Rev. 09/09/2024

SCHEDULE A - VEHICLES

REPAIR & MAINTENANCE SUBSCRIPTION PLAN

Dated October 1, 2024, between Horizon Truck & Trailer, LLC (“Provider”)

and Meridian Equipment Leasing, LLC (“Subscriber”)

The vehicles covered by this Agreement shall include all commercial tractors & trailers owned, leased, or controlled by Subscriber.

Repair & Maintenance Subscription Plan	Rev. 09/09/2024